EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF

ONFOLIO HOLDINGS INC.

Pursuant to Section 242 of the General Corporation Law

Onfolio Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1.	The Board of Directors of the Corporation has duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended, originally filed with the Secretary of State of the State of Delaware on July 20, 2020 with further amendments on August 4, 2020 and December 16, 2020 (the “Certificate of Incorporation”) and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware on April 6, 2026. This amendment amends the Certificate of Incorporation of the Corporation as follows:
2.	That Article 4 is hereby amended by deleting all of the text in the first paragraph and replacing it with the following in substitution therefor:
The total number of shares of stock which the Corporation shall have authority to issue is 305,000,000 shares, consisting of (i) 300,000,000 shares of common stock, par value $0.001 per share (the “Common Stock” and (ii) 5,000,000 shares of preferred stock, par value $0.001 (the “Preferred Stock”), of which 1,000,000 shares of Preferred Stock has been designated by the Board of Directors of the Corporation (the “Board”) as series A Preferred Stock (the “Series A Preferred Stock”).
3.	That thereafter a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were vote in favor of the amendment.
4.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 8th day of May, 2026.

ONFOLIO HOLDINGS, INC.

By:	/s/ Dominic Wells
Name: Dominic Wells
Title: Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 12:23 PM 05/08/2026 FILED 12:23 PM 05/08/2026 SR 20262379673 – File Number 3271708